UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



            Date of Report (Date of earliest reported) JULY 15, 2002

                        NATIONAL PRESTO INDUSTRIES, INC.
             (Exact name of registrant as specified in its chapter)


WISCONSIN                            1-2451                          39-0494170
(State or other jurisdiction       (Commission                    (IRS Employer
of incorporation)                  File Number)             Identification No.)


  3925 NORTH HASTINGS WAY
  EAU CLAIRE, WISCONSIN                                         54703-3703
  (Address of principal executive office)                       (Zip Code)


         Registrant's telephone number, including area code 715-839-2121


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE

         The Registrant issued the following statement today regarding the Securities and Exchange Commission (SEC) decision to file a lawsuit against the Registrant.

         "This case does NOT involve fraud, deceptive practices, or questionable accounting methods, such as have occurred in the Enron, Worldcom, etc. matters. Instead, the SEC is dissatisfied with the very conservative and safe way with which the company has handled its financial affairs. Relying upon a strained interpretation of an obscure section in a 62-year old law, the SEC will contend that Presto is primarily engaged in investing, and therefore should have registered as an investment company. If asked, the financial and retail communities will virtually unanimously agree that this 97-year old company is well known to be primarily engaged in the design and marketing of commercial products, such as its world famous Presto(R) pressure cookers and its Presto(R) SaladShooter(R) electric slicer/shredders. Certainly, when looking at the activities of the company, the SEC's contention seems incomprehensible. Currently, Presto has over 700 employees, of which only two are engaged on a day to day basis in cash management and investing, and then merely on a part time basis."

       "An editorial in the WALL STREET JOURNAL last Friday, commenting upon a separate but related matter, may be helpful in understanding the SEC's motivation. The JOURNAL stated, "

            'In effect, the SEC is responding to Worldcom and Enron by knocking down the doors of companies that have given no evidence of wrongdoing, ripping through their books and looking for things to criticize.'

         "It is most regrettable that the SEC may include in its suit personal charges against Melvin S. Cohen, former Chairman and presently Chairman Emeritus, and Maryjo Cohen, Chief Executive Officer, and may even seek payments from them. When boiled down to bare essentials, the accusations simply suggest the Cohens formulated financial policy, one of the very tasks assigned them by the company's directors. People familiar with the Cohen's reputation for honesty, steadfast work habits, professionalism, philanthropy, and good citizenship, will undoubtedly scorn the characterizations the SEC court documents will contain."

         "Even the financial data to be relied upon by the SEC are seriously flawed. As presented, that data disregards a very significant ruling by the Financial Accounting Standards Board (FASB), and even the Commission's own ruling in other cases involving a different section of the same statute. Recited percentages of allegedly excessive assets are wildly inaccurate."

         "Until our recent experience, we shared the general public belief that the SEC acts as the investor's protector. Based strictly and solely upon our current experience, we now must question that role. In our case the SEC is prepared to drive down the price of Presto investor's stock through unnecessary adverse publicity and mandate reconfiguration of liquid assets to provide lesser yields at elevated risks."

         "Our company strives to avoid lawsuits because we are aware of their high cost in terms of money and executive time, and, most significantly, the unavoidable consequential failure in attending to business affairs. Wholehearted and good faith efforts to settle with the SEC proved fruitless. Thus deprived of settlement opportunities, we welcome judicial review."

         "Much of our experience seems to contradict the open climate in governmental dealings, expected by Americans. We have been continuously denied identification of the specific charges against us. Even as of this date, we are not sure we know the charges leveled against us by the SEC staff. We have been warned that following the Commission decision, before we enjoy our day in court, we would be the object of vilification in the press. By virtue of "Commission policy", settlement can only occur if the company accepts the staff's contentions as factual, and agrees to withdraw its contrary representations from the record. That policy also requires us to state that we have never been threatened by the SEC staff. We must lie, in many respects, to satisfy this policy. Is it any wonder that we will vigorously defend the suit, and expect to win."

         "The company's performance should make it a model to be copied, rather than the target of governmental criticism. Despite pressure from a number of sources, during the heady 90s and 2000, the company refused to overpay for acquisitions and to pay unrealistic prices for reacquisition of its own stock. Consequently, Presto is not confronted with the need to take drastic write downs to restate acquisitions to their true values, or to put those acquisitions on a bargain block, as is occurring so frequently with many in industry. Market reverses have generally shrunk the value of securities during the past two years. Presto's prudence, with which the SEC appears to take issue, has protected its cash assets and investments so that all of the value remains intact. As a result of this prudence, the company is poised to make acquisitions, when genuine opportunities arise, using funds kept secure by sound policies for the past decade."


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NATIONAL PRESTO INDUSTRIES, INC.
                                        --------------------------------
                                        (Registrant)

                                        /s/ Maryjo Cohen
                                        --------------------------------------
Date   JULY 15, 2002                    (Signature)  MARYJO COHEN, PRESIDENT
                                                     AND CHIEF EXECUTIVE OFFICER